Exhibit 2.4.2

Business Number C2582 - 2002 Filed in the Office of Secretary of State State Of Nevada Filing Number 20244519376 Filed On 12/9/2024 8:00:00 AM Number of Pages 3

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06:42:02 p.m. 12-08-2024 | 5 | 18178871604

To: Page: 5 of 6 2024-12-09 02:42:25 GMT 18178871604 From: E N

FRANCISCO V. AGUILAR
Secretary of State
401 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Profit Corporation:

Certificate of Amendment (PURSUANT TO NRS 78.380 & 78.385/78.390)

Certificate to Accompany Restated Articles or Amended and Restated Articles (PURSUANT TO NRS 78.403)

Officer's Statement (PURSUANT TO NRS 80.030)

4. Effective Date and Time: (Optional)

Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Information Being Changed: (Domestic corporations only)

Changes to takes the following effect:

- ☐ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☐ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☐ Articles have been added.
- ☐ Articles have been deleted.
- ☐ Other.

The articles have been amended as follows: (provide article numbers, if available)

Section 4.1 . . . See attached.

(attach additional page(s) if necessary)

6. Signature: (Required)

X Stephen W. Carnes — Chief Executive Officer

Signature of Officer or Authorized Signer — Title

X

Signature of Officer or Authorized Signer — Title

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

Please include any required or optional information in space below:

(attach additional page(s) if necessary)

This form must be accompanied by appropriate fees.

Page 2 of 2
Revised: 9/1/2023

06 : 42 : 02 p . m . 12 - os - 2024 6 1 18178871604 To : Page: 6 of6 2024 - 12 - 09 02:42:25 GMT 18178871604 From: Et Information Being Changed (continuation) : "Section 4 . 1 NUMBER OF SHARES A UTHORJZED ; PAR VALUE . The total number of shares of all classes of stock which the Corporation shall have authority to issue is Ten Billion Five Million ( 10 , 005 , 000 , 000 ) shares . The Corporation is authorized to Ten Billion ( 10 , 000 , 000 , 000 ) shares of common stock, par value $ 0 . 001 per share (the "Common Stock"), and Five Million ( 5 , 000 , 000 ) shares of preferred stock , par value $ 0 . 001 per share (the "Preferred Stock") . The Preferred Stock may be issued at any time or from time to time, in any one or more series, and any such se 1 ies shall be comprised of such number of shares and may have such voting powers , whole or limited , or no voting powers, and such designations , preferences and relative, participating, optional or other special rights, and qualifications , limitations or restrictions thereof, including liquidation preferences, as shall be stated and expressed in the resolutions of the Board of Directors of the Corporation, the Board of Directors being hereby expressly vested with such power and authority to the full extent now or hereafter permitted by law . "

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